Exhibit 99.1

FIRST AMENDMENT TO OPERATING AGREEMENT

OF

BOM CAPITAL, LLC

This First Amendment to Operating Agreement (the “First Amendment”) is made and entered into as of October 1, 2009, by and between MBFS Holdings, Inc. (“MB”) and Bodi Advisors, Inc. (“Management Company”), constituting all of the Members of BOM Capital, LLC, d/b/a “Banc of Manhattan Capital” (the “Company”), and the Company.

RECITALS

A.            The membership, management and operation of the Company is governed by the terms of an Operating Agreement dated as of October 1, 2009 (the “Agreement”).

B.            The Members and the Board of Directors (“Board”) of the Company desire to approve this First Amendment to the Agreement pursuant to the provisions of Section 10.5 of the Agreement.

C.            Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

NOW, THEREFORE the parties hereto agree as follows:

1.             Minimum EBITDA Threshold.  The third sentence of Section 2.1(b)(iii) of the Agreement is hereby amended in full to provide as follows:

“The “Minimum EBITDA Threshold” shall mean cumulative consolidated EBITDA for the Company (excluding any revenue related to mortgage banking in the event the Mortgage Banking Condition is satisfied) for the EBITDA Measurement Period of not less than $20,000,000.”

2.     Mortgage Banking Condition and Second Loan Facility.

(a)           Section 2.1(c) of the Agreement is hereby amended in full to provide as follows:

“(c)         Should the Board determine, in its reasonable discretion, once MB has fully paid for its Units under the Membership Interest Purchase Agreement, advanced to the Company the full amount of the Initial Loan Facility and has advanced to the Company the full amount of the Second Loan Facility, that additional capital is required in connection with the Business, the Board may call for additional Capital Contributions (“Additional Capital Contributions”) from the Members.”

(b)           The second sentence of Section 2.4 of the Agreement is hereby amended in full to provide as follows:

“Subject to the satisfaction, in the judgment of MB, of any regulatory notice or approval requirements, MB shall make an additional Loan Facility available to the Company in the amount of $500,000 (the “Second Loan Facility”).”

(c)   The definition of “Mortgage Banking Condition” set forth in Article IX of the Agreement is hereby amended by the addition of the following two sentences at the end thereof:

“The Company shall not engage in the mortgage brokerage or banking business without the approval of MB.  Any such business will be subject to all regulations and approval of relevant federal banking agencies.”

3.     No Further Amendment.  Except as otherwise set forth herein, the Agreement shall remain in full force and effect without amendment.

FIRST AMENDMENT TO OPERATING AGREEMENT

OF

BOM CAPITAL, LLC

MBFS HOLDINGS, INC.

By:	/s/ Jeffrey M. Watson
Jeffrey M. Watson, President

BODI ADVISORS INC.

By:	/s/ Tad Dahlke
Tad Dahlke, President

BOM CAPITAL, LLC

By:	/s/ Greg Jacobson
Greg Jacobson, President